EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Berkshire Hathaway Inc. of our report dated February 12, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Burlington Northern Santa Fe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

December 23, 2009